Exhibit 10.7

AGREEMENT

This Agreement (this “Agreement”), is dated as of September 30, 2004 by and between Dr. Shelley A. Harrison (the “Executive”) and SPACEHAB, Incorporated, a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Executive currently serves as the non-executive Chairman of the Company under an Agreement dated as of October 24, 2002 (the “Prior Employment Agreement”);

WHEREAS, the initial term of the Prior Employment Agreement expired on March 31, 2004 and was automatically renewed for an additional one year term expiring March 31, 2005;

WHEREAS, the Company wishes to retain the future services of Executive for the Company following expiration of the additional term of the Prior Employment Agreement; and

WHEREAS, Executive is willing, upon the terms and conditions set forth in this Agreement, to continue to provide services to the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Service

Subject to Section 3, the Company hereby appoints Executive, and Executive agrees to accept such appointment, during the Term of Service (as defined in Section 3(a)), as the non-executive Chairman of the Board of the Company and a member of the Board’s Executive Committee, provided however, that nothing herein shall require Executive to relocate his principal residence from the Long Island, New York area.

2. Extent of Service

(a) During the Term of Service, Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the Board of Directors of the Company and shall abide by the rules, customs and usages from time to time established by the Company.

(b) During the Term of Service, Executive shall devote such business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations under this Agreement. Subject to the provisions of

Section 7 and 8, Executive may engage in other employment or consulting work, or in any trade or business, during the Term of Service for his own account or on behalf of any person or entity and may serve on any corporate, political, civic or charitable boards of committees, provided, in each case, such activities do not violate any of his obligations under this Section 2.

(c) Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. Executive shall act in accordance with the laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

3. Term of Service; Termination

(a) The “Term of Service” shall commence on April 1, 2005 and shall continue for a term ending on March 31, 2006 (the “Initial Term”), subject to automatic annual renewal for one-year terms thereafter (the “Additional Term”), unless either the Company or Executive notifies the other party of its intent not to renew at least ninety (90) days prior to the end of the Initial Term or an Additional Term, as the case may be. Should Executive’s service by the Company be earlier terminated pursuant to Section 3(b) or 3(c), the Term of Service shall end on the date of such earlier termination.

(b) Subject to the payments contemplated by Section 3(d), the Term of Service may be terminated at any time by the Company:

(i) upon the death of Executive;

(ii) in the event that because of physical or mental disability, Executive is unable to perform and does not perform his duties hereunder, for a continuous period of 90 days, and an experienced, recognized physician specializing in such disabilities certifies as to the foregoing in writing;

(iii) for Cause or Material Breach (each as defined in Section 3(d)); or

(iv) for any other reason not referred to in clauses (i) through (iii), or for no reason, such that this Agreement shall be construed as terminable at will by the Company.

Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company’s business, and that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate Executive at any time, with or without Material

Breach or Cause. Termination shall become effective upon the delivery by the Company to Executive of notice specifying such termination and the reasons therefor, subject to the requirements for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c) Subject to the payments contemplated by Section 3(d), the Term of Service may be terminated at any time by Executive:

(i) upon the death of Executive;

(ii) in the event that because of physical or mental disability, Executive is unable to perform and does not perform his duties hereunder, for a continuous period of 90 days, and an experienced, recognized physician specializing in such disabilities certifies as to the foregoing in writing;

(iii) as a result of the Company’s material reduction in Executive’s compensation, position, title or responsibilities (other than such a reduction by the Company because of a temporary illness or disability or such a reduction which affects all of the Company’s senior executives on a substantially equal or proportionate basis as a result of financial results, conditions, prospects, reorganization, workout or distressed condition of the Company), or the Company’s willful, material violation of its obligations under this Agreement, in each case, after 30 days’ prior written notice by Executive to the Company and its Board of Directors and the Company’s failure thereafter to cure such reduction or violation within such 30 days, or for any proposal that would require the relocation of Executive from the Long Island, New York area; or

(iv) voluntarily or for any reason not referred to in clauses (i) through (iii), or for no reason, in each case, after 90 days’ prior written notice to the Company and its Board of Directors.

(d) For the purposes of this Section 3:

“Cause” shall mean any of the following: (i) Executive’s conviction of any crime or criminal offense involving the unlawful theft or conversion of substantial monies or other property or any other felony (other than a criminal offense arising solely under a statutory provision imposing criminal liability on Executive on a per se basis due to the offices held by Executive); or (ii) Executive’s conviction of fraud or embezzlement.

“Material Breach” shall mean any of the following: (i) Executive’s breach of any of his fiduciary duties to the Company or its stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company; (ii) Executive’s willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations prescribed by Sections 1 and 2 (other than arising solely due to physical or mental disability); (iii) Executive’s habitual drunkenness or substance abuse which materially interferes with Executive’s ability to discharge his duties, responsibilities or obligations prescribed by Sections 1 and 2; (iv) Executive’s willful, continual and material breach of any noncompetition or confidentiality agreement with the Company, including without limitation, those set forth in Sections 7 and 8. of this Agreement; and (v) Executive’s gross neglect of his duties and responsibilities, as determined by the Company’s Board of Directors; in each case, for purposes of clauses (i) through (v), after the Company or the Board of Directors has provided Executive with 30 days’ written notice of such circumstances and the possibility of a Material Breach, and Executive fails to cure such circumstances and Material Breach within those 30 days.

(i) In the event Executive’s Service is terminated pursuant to Section 3(b)(i) [death], 3(b)(ii) [disability] or 3(b)(iv) [by the Company for any other reason or no reason] or 3(c)(i) [death], 3(c)(ii) [disability], 3(c)(iii) [material reduction], the Company will: (A) pay to Executive (or his estate or representative) a lump-sum amount equal to the sum of his earned but unpaid base salary through the date of termination and any unreimbursed business expenses or other amounts due to Executive from the Company as of the date of termination (the “Accrued Rights”) and (B) pay to Executive (or his estate or representative) the full amounts to which Executive would be entitled to under Section 4 for the period from effectiveness of termination until the end of the Term of Service.

Payment of the amounts described above will be made in accordance with the timetable and schedule for such payments contemplated therefor as if such termination did not occur, and will be subject to the other provisions of this Agreement, including Sections 7 and 8. If the Company makes the payments required by this Section 3(d)(i), such payments will constitute severance and liquidated damages, and the Company will not be obligated to pay any further amounts to Executive under this Agreement or otherwise be liable to Executive in connection with any termination.

(ii) In the event Executive’s Service is terminated pursuant to Section 3(b)(iii) [Cause or Material Breach] or 3(c)(iv) [voluntary], the Company will pay and provide to Executive any Accrued Rights and the Company will not be obligated to pay any further amounts to Executive under this Agreement.

(e) In the event the Term of Service is terminated and the Company is obligated to make payments to Executive pursuant to Section 3(d), Executive shall not be under a duty to seek to obtain alternative employment; and if Executive thereafter obtains alternative employment, the Company’s payment obligations under Section 3(d) will not be mitigated or reduced by Executive’s compensation under such alternative employment.

(f) In the event the Term of Service is terminated and the Company is obligated to make payments pursuant to Section 3(d), Executive hereby waives any and all claims against the Company and its respective officers, directors, employees, agents, or representatives, stockholders and affiliates relating to his Service during the Term of Service and this Agreement, other than claims relating to Executive’s right to payments or benefits under Sections 3(d).

(g) Notwithstanding the terms of any stock option plan or grant documentation, any unexercised stock options granted to Executive shall immediately vest and be immediately exercisable and any and all stock options then held by Executive shall remain exercisable for their full ten year term in the event of a termination of Service, unless such termination is pursuant to Sections 3(b)(iii) or 3(c)(iv) hereof.

(h) Termination of the Term of Service will not terminate Sections 3(d), 3(f), 3(g), and 7 through 21.

4. Compensation

During the Term of Service, the Company shall pay to Executive as compensation for his services hereunder, in bi-monthly installments, a base salary at a rate of $60,000 per annum. Such amounts may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Board of Directors based upon an annual review by the Compensation Committee of the Board of Directors of Executive’s performance. The Company and Executive confirm that during the period from the date hereof through March 31, 2005, Executive shall continue to be compensated at a rate of $120,000 per annum, as contemplated by the Prior Employment Agreement.

5. Reimbursement of Expenses

During the Term of Service, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket expenses properly incurred by him in connection with his duties under this Agreement, including reasonable expenses for entertainment and travel, provided that such expenses are properly approved, documented and reported in accordance with the policies and procedures of the Company applicable at the time the expenses are incurred.

6. Other Benefits

(a) The Company shall continue to extend COBRA benefits and extend whatever coverages and benefits that are extended to former employees of the Company in accordance with the terms of any benefit plans and the Company’s past practice. Executive shall not be considered as an employee for purposes of Company benefits following March 31, 2003. He shall, however, be entitled to any benefits that are or may be extended to Company directors during his Term of Service.

(b) Notwithstanding the terms of any stock option plan or grant documentation, any unexercised stock options granted to Executive shall continue to vest during the Term of Service and all vested options, whether during or after the Term of Service, shall remain exercisable for the balance of their remaining ten (10) year term.

7. Confidential Information

(a) Executive acknowledges that his Service hereunder gives him access to Confidential Information relating to the Company’s Business and its customers which must remain confidential. Executive acknowledges that this information is valuable, special, and a unique asset of the Company’s Business, and that it has been and will be developed by the Company at considerable effort and expense, and if it were to be known and used by others engaged in a Competitive Business, it would be harmful and detrimental to the interests of the Company. In consideration of the foregoing, Executive hereby agrees and covenants that, during and after the Term of Service, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, Confidential Information (as defined in Section 9), whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 9). Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of service by the Company. Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Executive agrees to deliver to the Company, at any time during the Term of Service, or thereafter, all Confidential Information which he may possess or control. Executive agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by him during the Term of Service exclusively belongs to the Company (and not to Executive). Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

(b) In the event that Executive breaches his obligations in any material respect under this Section 7, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease all payments to Executive under this Agreement.

8. Non-Interference

(a) Executive acknowledges that the services to be provided give him the opportunity to have special knowledge of the Company and its Confidential

Information and the capabilities of individuals employed by or affiliated with the Company, and that interference in these relationships would cause irreparable injury to the Company. In consideration of this Agreement, Executive covenants and agrees that:

(i) During the Term of Service, Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any Competitive Business without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of Executive referred to above occur or are performed within or without the Market or (C) whether Executive resides, or reports to an office, within or without the Market; provided, however, that (x) Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Executive may accept Service with a successor company to the Company.

(ii) During the Term of Service, Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such Service, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from providing a letter of recommendation to an employee with respect to a future Service opportunity.

(iii) The scope and term of this Section 8 would not preclude him from earning a living with an entity that is not a Competitive Business.

9. Definitions

“Business” means (a) the design, manufacture, lease and operation of pressurized habitable space capsules and those other businesses and activities that are described in the Company’s Form 10-K for the fiscal year ended June 30, 2004, or (b) any similar, incidental or related business conducted or pursued by, or engaged in, or proposed to be conducted or pursued by or engaged in, by the Company prior to the date hereof or at any time during the Term of Service.

“Cause” is defined in Section 3(d).

“Competitive Business” means any business which competes, directly or indirectly, with the Business in the Market.

“Confidential Information” means any trade secret, confidential study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or Executive contracts, pricing policies, sales techniques, confidential information relating to suppliers, information relating to the special and particular needs of the Company’ customers operational methods, marketing plans or strategies, products and formulae, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, research or technical data, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by Executive not permissible hereunder.

“Executive” means the individual identified in the first paragraph of this Agreement, or his or her estate, if deceased.

“Market” means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted or pursued by, engaged in by the Company prior to the date hereof or is conducted or engaged in or pursued, or is proposed to be conducted or engaged in or pursued, by the Company at any time during the Term of Service.

“Material Breach” is defined in Section 3(d). “Prior Service Agreement” is defined in Section 11.

“Subsidiary” means any corporation, limited liability company, joint venture, limited and general partnership, joint stock company, association or any other type of business entity of which the Company owns, directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the voting securities at the time of determination.

“Term of Service” is defined in Section 3(a).

10. Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to Executive:	Dr. Shelley A. Harrison
5 Norma Lane
Dix Hills, NY 11746

If to Company:	SPACEHAB, Incorporated
12130 Highway 3
Building One
Webster, Texas 77598
Attention: Chief Executive Officer

with a copy to:
Frederick W. Kanner
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

11. Previous Agreements

Executive and the Company agree as of April 1, 2005 to cancel, void and render without force and effect all prior Employment Agreements (including the Prior Employment Agreement) or severance agreements (other than this Agreement) between Executive and the Company (“Prior Service Agreements”), and as of such date Executive releases and discharges the Company from any further obligations or liabilities thereunder. Notwithstanding the foregoing, the terms and provisions in any Prior Service Agreement relating to indemnification or to any grants of stock options or other derivative securities for the purchase of the Company’s common stock, no par value per share, shall remain in full force and effect and shall not be amended in any manner as a result of the execution of this Agreement.

12. Other Matters

The Company agrees and acknowledges that the existing Indemnification Agreement by and between the Company and Executive shall remain in full force and effect during the Term of Service and thereafter in accordance with its terms.

13. Validity

If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

14. Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 8 or any other provision hereof is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.

15. Waiver of Breach; Specific Performance

The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 7 and 8 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement.

16. Successors

This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

17. Assignment

Neither Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other.

18. Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior Agreements, understandings and commitments with respect to such subject matter.

19. Litigation

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF NEW YORK, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURTS IN THE SOUTHERN DISTRICT OF NEW YORK. EXECUTIVE AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 19 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

20. Further Action

Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

21. Legal Fees and Expenses.

To induce Executive to execute this Agreement and to provide Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations hereunder, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court costs incurred by Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company, regardless of which party, if any, prevails in the contest.

22. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

/s/ SHELLEY A. HARRISON
Dr. Shelley A. Harrison

SPACEHAB, INCORPORATED

By:	/s/ MICHAEL E. KEARNEY
Michael E. Kearney Chief Executive Officer